EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 20, 2012—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2012.

Net income for the three months ended June 30, 2012 was $1.752 million, or $0.36 per share-basic and diluted, down from $1.854 million, or $0.38 per share-basic and diluted for the same quarter in 2011. Net interest income for the second quarter of 2012, after the provision for loan losses for the quarter, was $7.216 million, approximately 1.9% higher than the same period in 2011, due to a decrease in the provision for loan losses offset partially by a decrease in net interest income. The provision for loan losses for the three months ended June 30, 2012 was $330 thousand compared to $683 thousand for the same period in 2011. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 4.16% in the first quarter of 2012 from 4.29% in the same period in 2011 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the second quarter of 2012 by $121 thousand, or 8.0%, while non-interest expenses increased $428 thousand, or 6.9%, compared to the same period in 2011. The increase in non-interest income was due primarily to an increase in service charges on deposit accounts and other service charges and fees. Non-interest expenses increased due to a $399 thousand increase in other operating expense and a $79 thousand increase in occupancy expense offset by a $50 thousand decrease in salaries and benefits.

Net income for the six months ended June 30, 2012 decreased 10.3% to $3.415 million, or $0.70 per share-basic and diluted, from $3.809 million, or $0.79 per share-basic and diluted, for the six months ended June 30, 2011. Net interest income for the six months ended June 30, 2012, after the provision for loan losses, decreased 2.4% to $14.068 million from $14.413 million for the same period in 2011. Net interest margin for the six months ended June 30, 2012, decreased to 4.13% in 2012 from 4.28% in the same period in 2011. The provision for loan losses for the six months ended June 30, 2012 was $866 thousand compared to the provision of $927 thousand in 2011. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income increased by $147 thousand, or 4.7%, and non-interest expense increased by $438 thousand, or 3.7%, for the six months ended June 30, 2012 when compared to the same period in 2011. The increase in non-interest income was primarily due to an increase in service charges from deposit accounts and other service charges and fees. Non-interest expense increased primarily due an increase in other operating expenses of $426 thousand and occupancy expenses in the amount of $22 thousand partially offset by a decrease in salaries and benefits in the amount of $10 thousand.

Total assets as of June 30, 2012 decreased to $844.781 million, down $9.164 million, or 1.1%, when compared to December 31, 2011. Deposits increased by $19.234 million, or 3.4%, and loans, net of unearned income decreased by $5.039 million, or 1.3%, when compared to December 31, 2011. The decrease in loans, net of unearned, was due to declining loan demand and repayments of existing loans. Non-performing assets decreased by $805 thousand to $15.632 million at June 30, 2012 as compared to December 31, 2011, because of decreases in non-accrual loans and other real estate owned partially offset by an increase in loans 90 days or more past due and still accruing interest.

During the first half of 2012, the Company paid dividends totaling $0.44 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in ten counties in East Central and South Mississippi and has a loan production office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months		Six Months
	Ending June 30,		Ending June 30,
	2012	2011	2012	2011
Interest income and fees	$9,003	$9,444	$17,902	$18,789
Interest expense	1,457	1,682	2,968	3,449

Net interest income	7,546	7,762	14,934	15,340

Provision for loan losses	330	683	866	927

Net interest income after provision for loan losses	7,216	7,079	14,068	14,413

Non-interest income	1,637	1,516	3,247	3,100
Non-interest expense	6,674	6,246	13,084	12,646

Net income before taxes	2,179	2,349	4,231	4,867
Income taxes	427	495	816	1,058

Net income	$1,752	$1,854	$3,415	$3,809

Earnings per share—basic	$0.36	$0.38	$0.70	$0.79

Earnings per share—diluted	$0.36	$0.38	$0.70	$0.79

Average shares outstanding-basic	4,859,125	4,841,438	4,854,145	4,840,770

Average shares outstanding-diluted	4,866,006	4,854,237	4,862,799	4,849,826

	As of June 30, 2012	As of December 31, 2011
Period End Balance Sheet Data:
Total assets	$844,781	$853,945
Total earning assets	752,040	760,744
Loans, net of unearned income	384,223	389,262
Allowance for loan losses	7,211	6,681
Total deposits	591,572	572,338
Long-term borrowings	78,709	68,677
Shareholders’ equity	88,397	86,079
Book value per share	$18.21	$17.77
Dividends paid per share	$0.44	$0.88

Average Balance Sheet Data:
Total assets	$834,622	$829,177
Total earning assets	765,801	753,042
Loans, net of unearned income	387,469	407,748
Total deposits	571,798	543,711
Long-term borrowings	76,182	82,576
Shareholders’ equity	86,860	82,254

Non-performing assets:
Non-accrual loans	10,632	11,299
Loans 90+ days past due and accruing	539	269
Other real estate owned	4,461	4,869

Net charge-offs as a percentage of average net loans	0.09%	0.66%

Performance Ratios:
Return on average assets(1)	0.81%	0.87%
Return on average equity(1)	7.74%	8.78%

Net interest margin (tax equivalent)(1)	4.13%	4.20%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com